Exhibit EX-99.p.1.

ABERDEEN FUNDS

Code of Ethics (Personal Trading)

I.	Introduction

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “1940 Act”), makes it unlawful for any officer or trustee of Aberdeen Funds (the “Trust”) in connection with the purchase or sale by such person of a Security (as defined below) “held or to be acquired” by the Trust:

1.	To employ any device, scheme or artifice to defraud the Trust;

2.	To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

4.	To engage in any manipulative practice with respect to the Trust’s investment portfolios.

II.	Purpose of the Code of Ethics

The Trust expects that the officers and trustees of the Trust will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Trust’s shareholders first; (2) the requirement that all personal Securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the provisions of Section 17(j) of the 1940 Act, Rule 17j-1 under the 1940 Act, and various pronouncements by the Securities and Exchange Commission (“SEC”) and the Investment Company Institute on personal investing by investment company personnel,1 the Trust has adopted this Code of Ethics to specify a code of conduct for certain types of personal Securities transactions that might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures. This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of

[1]

See Investment Adviser Code of Ethics, SEC Release No. IC-26492 (July 9, 2004); Personal Investment Activities of Investment Company Personnel, SEC Release No. IC-23958 (August 24, 1999); Personal Investment Activities of Investment Company Personnel, Report by the Securities and Exchange Commission (September 1994); and Report of the Advisory Group on Personal Investing, Investment Company Institute (May 9, 1994),

its specific provisions will not shield Trust personnel from liability for personal trading or other conduct that violates a fiduciary duty to Trust shareholders.

This Code of Ethics does not apply to any officer, trustee or employee of the Trust who is also an Access Person or Investment Personnel (as defined under Rule 17j-1 under the 1940 Act) employed by the Trust’s investment adviser, investment sub-advisers or principal underwriter. Those individuals are covered by the Codes of Ethics that have been adopted by their respective entities in accordance with the provisions of Rule 17j-1 of the 1940 Act.

III.	Definitions

A.	“Access Person” means (1) each trustee or officer of the Trust; and (2) any Advisory Person of the Trust.

B.	“Advisory Person” means (1) each trustee, officer, general partner or employee of the Trust (or of any company in a control relationship to the Trust) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Reportable Security (as defined below) by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Reportable Security by the Trust.

C.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.

“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is considered a “beneficial owner” as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“1934 Act”), which generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the Reportable Security. You will be treated as a “beneficial owner” of a Security under this Code only if you have a direct or indirect pecuniary interest in the Security. A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction. An indirect pecuniary interest is any nondirect financial interest, but is specifically defined in the rules to include, among other things, Securities held by members of your immediate family sharing the same household; Securities held by a partnership of which you are a general partner; Securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee; and equity Securities which may be acquired upon exercise of an option or other right, or through conversion. For interpretive guidance on this test, you should consult your counsel. A person is normally regarded as the beneficial owner of Reportable Securities held in the name of his or her spouse or minor children and adults living in his or her household.

E.	“Control” shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act. Generally, control is the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company.

F.	“Exempt Transactions” means: (1) purchases or sales effected in any account over which an Access Person or Investment Personnel has no direct or indirect influence or control; (2) purchases or sales which are non-volitional[2] on the part of the Access Person, Investment Personnel or the Trust; (3) purchases which are part of an Automatic Investment Plan; or (4) purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Reportable Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

G.	A Security is “held or to be acquired” if within the most recent 15 days it (1) is or has been held by the Trust, (2) is being or has been considered by the Trust or the investment adviser or investment sub-adviser for purchase by the Trust or (3) any option to purchase or sell and any Security convertible into or exchangeable for a Reportable Security that is described in (1) or (2) of this definition.

H.	An Access Person’s “immediate family” means a spouse, minor children and adults living in the same household as the Access Person.

I.	“Independent Trustee” means each Trustee of the Trust who is not an “interested person” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) and who would be required to make a report under Section V of this Code solely by reason of being a trustee of the Trust.

J.	An “Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

K.	“Investment Personnel” of the Trust means (1) any employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Trust or (2) any natural person

2	Non-volitional purchases or sales include those transactions, which do not involve a willing act or conscious decision on the part of the trustee, officer or employee. For example, shares received or disposed of by Access Persons or Investment Personnel in a merger, recapitalization or similar transaction are considered non-volitional.

who controls the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of Securities by the Trust.

L.	A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

M.	“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security.

N.	“Reportable Security” means a Security excluding (1) direct obligations of the Government of the United States; (2) banker’s acceptances; (3) bank certificates of deposit; (4) commercial paper; (5) high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; and (6) shares of registered open-end investment companies.

O.	“Security” means a security as defined in Section 2(a)(36) of the 1940 Act which is defined as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

IV.	Policies of the Trust Regarding Personal Securities Transactions

A.	General Policy

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.

B.	Specific Policies

1.	Restrictions on Personal Securities Transactions by Independent Trustees

The Trust recognizes that an Independent Trustee does not have on-going, day-to-day interaction with the operations of the Trust. In addition, it has been the practice of the Trust to give information about Securities purchased or sold by the Trust or considered for purchase or sale by the Trust to Independent Trustees in materials circulated more than 15 days after such Securities are purchased or sold by the Trust or are considered for purchase or sale by the Trust. Accordingly, the Trust believes that less stringent controls are appropriate for Independent Trustees, as follows:

a.	Limited Pre-clearance. The Securities pre-clearance requirement contained in IV.B.2. below shall only apply to an Independent Trustee if he or she knew or, in the ordinary course of fulfilling his or her official duties as an Independent Trustee, should have known, that during the fifteen day period before the transaction in a Reportable Security (other than Exempt Transactions) or at the time of the transaction that the Reportable Security purchased or sold by him or her (other than Exempt Transactions) was also purchased or sold by the Trust or considered for the purchase or sale by the Trust.

b.	Pre-clearance Not Granted. When the securities pre-clearance requirement applies to an Independent Trustee, no clearance will be given to the Independent Trustee to purchase or sell any Reportable Security (1) on a day when any portfolio of the Trust has a pending “buy” or “sell” order in that same Reportable Security until that order is executed or withdrawn or (2) when the Trust’s Chief Compliance Officer has been advised by the Trust’s investment adviser or investment sub-adviser that the same Reportable Security is being considered for purchase or sale for any portfolio of the Trust.

2.	Restrictions on Personal Securities Transactions By Access Persons Who Are Not Independent Trustees

a.	Pre-clearance. An Access Person who is not an Independent Trustee is prohibited from buying or selling Reportable Securities for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining (i) email or other written authorization or (ii) oral authorization from a Trust Chief Compliance Officer prior to effecting such Reportable Security transaction.

A written authorization for such Security transaction will be provided by the Trust’s Chief Compliance Officer to the person receiving the oral authorization (if granted). The written authorization will also be provided to the Trust’s administrator to memorialize the email and oral authorization that was granted.

Note: If an Access Person has questions as to whether purchasing or selling a Reportable Security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior oral authorization, the Access Person should consult the Trust’s Chief Compliance Officer for clearance or denial of clearance to trade prior to effecting any Reportable Securities transition.

b.	Pre-clearance Expiration.- Pre-clearance approval will expire at the close of business on the trading day after the date on which written or oral authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

c.	Pre-clearance Not Granted. No clearance will be given to purchase or sell any Reportable Security (1) on a day when any portfolio of the Trust has a pending “buy” or “sell” order in that same Reportable Security until that order is executed or withdrawn or (2) when the Trust’s Chief Compliance Officer has been advised by the Trust’s investment adviser or investment sub-adviser that the same Reportable Security is being considered for purchase or sale for any portfolio of the Trust.

d.	Initial Public Offerings and Limited Offerings. The pre-clearance requirement contained in this section, shall apply to all purchases of a beneficial interest in any Security through an Initial Public Offering or a Limited Offering by any Access Person who is also classified as Investment Personnel. A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of an Initial Public Offering or a Limited Offering shall be made by the Trust’s Chief Compliance Officer. In addition Investment Personnel who have been authorized to acquire securities in a Limited Offering must disclose that investment in the issuer and a portfolio’s decision to purchase such securities must be independently viewed by Investment Personnel with no personal interest in that issuer.

3.	Additional Restrictions on Investment Personnel

a.	Gifts. No investment personnel shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Trust.

b.	Board Service. Investment personnel shall not serve on the boards of directors of publicly traded companies absent prior authorization by the Trust’s Chief Compliance Officer.

V.	Procedures- Initial Holdings Reports, Annual Holdings Reports and Quarterly Transaction Reports

A.	In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code of Ethics are being observed by its Access Persons:

1.	Independent Trustees

a.	Holdings Reports Not Required- Each Independent Trustee need not make initial or annual holdings reports.

b.	Limited Quarterly Transaction Reporting- An Independent Trustee must submit the same quarterly transaction report as required under paragraph V.A.2.d below to the Chief Compliance Officer of the Trust, but only for a transaction in a Reportable Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as an Independent Trustee, should have know that during the 15-day period immediately preceding or after the date of the transaction, such Reportable Security is or was purchased or sold, or considered by the Trust, its investment adviser or investment sub-adviser for purchase or sale by the Trust. An Independent Trustee need not make a quarterly transaction report with respect to transactions effected for, and Reportable Securities held in, any account over which the Independent Trustee has no direct or indirect influence or control.

2.	Access Persons Who Are Not Independent Trustees

a.	Initial Holdings Reports- Each Access Person who is not an Independent Trustee will submit to the Chief Compliance Officer of the Trust an Initial Holdings Report in the form attached hereto as Exhibit A that lists all Reportable Securities other than Exempt Transactions beneficially owned by the Access Person.

(i)	The Initial Holdings Report must be submitted within ten days of becoming an Access Person and must contain information current as of a date no more than 45 days prior to becoming an Access Person.

(ii)

The Initial Holdings Report must include the title of each Reportable Security, the number of shares held (for equity securities), the principal amount (for debt securities) of each Reportable Security, the date the report is submitted as well as a list of any Securities accounts maintained with any broker, dealer or bank in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person of the Trust.

(iii)	An Access Person need not include in the report transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(iv)	The report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

b.	Annual Holdings Reports- Each Access Person of the Trust who is not an Independent Trustee will also submit to the Chief Compliance Officer of the Trust an Annual Holdings Report attached hereto as Exhibit A no later than 30 days after the end of the calendar year.

(i)	The information contained in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

(ii)	The Annual Holdings Report must list all Reportable Securities beneficially owned by the Access Person, the title of each Reportable Security, the number of shares held (for equity securities), the principal amount (for debt securities) of the Reportable Security, and the date the report is submitted. The Report must also list any Securities accounts maintained with any broker, dealer or bank in which any Securities were held for the direct or indirect benefit of the Access Person.

(iii)	An Access Person need not include in the report transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(iv)	The report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

c.	Securities Confirmations- Each Access Person of the Trust who is not an Independent Trustee shall direct his or her broker to supply to a Chief Compliance Officer of the Trust, on a timely basis,

duplicate copies of confirmation of all personal Securities transactions and copies of periodic statements for all Securities accounts.

d.	Quarterly Transaction Reports- Each Access Person of the Trust who is not an Independent Trustee shall submit reports in the form attached hereto as Exhibit B to the Chief Compliance Officer of the Trust, showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities were held for the direct or indirect beneficial interest of the Access Person.

(i)	Quarterly transaction reports shall be filed no later than 30 days after the end of each calendar quarter.

(ii)	The report shall include (a) the date of the transaction, (b) the title of the Reportable Security, (c) the interest rate and maturity date (if applicable), (d) the number of shares (for equity securities), (e) the principal amount of each Reportable Security involved; (f) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (g) the price at which the transaction was effected, (h) the name of the broker, dealer or bank with or through whom the transaction was effected; and (i) the date the report is submitted. In addition, with respect to any account established by the Access Person in which any Reportable Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall report the following information: (a) the name and address of the broker, dealer or bank with whom the Access Person established the account; (b) the date the account was established; and (c) the date the report is submitted.

(iii)	An Access Person of the Trust need not make a quarterly transaction report with respect to (a) transactions effected pursuant to an Automatic Investment Plan, (b) a transaction if all of the information required by paragraph (ii) above is contained in the brokerage confirmations or account statements required to be submitted under paragraph (c) above, and (c) transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(iv)	The report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

3.	Identification of Access Persons- The Chief Compliance Officer of the Trust shall notify each Access Person of the Trust who may be subject to the pre-clearance requirement or required to make reports pursuant to this Code of Ethics that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code of Ethics to each such person.

4.	Compliance Review- The Chief Compliance Officer of the Trust shall review the initial holdings reports, annual holdings reports, and quarterly transaction reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to the Trust’s Board of Trustees:

a.	with respect to any transaction that appears to evidence a possible violation of this Code.

b.	apparent violations of the reporting requirement stated herein.

5.	Board Review- The Board shall consider reports made to it hereunder and shall determine whether the policies established in this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Trust. The Board shall review the operation of this Code of Ethics at least once a year.

6.	Service Provider Code of Ethics- The investment adviser, any investment sub-advisers and the principal underwriter shall adopt, maintain and enforce a separate code of ethics with respect to their personnel in compliance with Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Investment Advisers Act of 1940, as applicable, and shall forward to the Trust’s administrator and Trust’s counsel copies of such documents and all futures amendments and modifications thereto. The Board shall review and approve such codes at least once a year. Furthermore, any material changes to the investment adviser’s, investment sub-adviser’s or principal underwriter’s code will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change.

7.	Board Reporting- At each quarterly Board of Trustee’s meeting, the Chief Compliance Officer of the Trust’s investment adviser, any investment sub-adviser and the principal underwriter of the Trust shall provide a written report to the Trust’s Board of Trustees stating:

a.	any reported Securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of the code of ethics adopted by the investment adviser, any investment sub-adviser or principal underwriter; and

b.	all disciplinary actions[3] taken in response to such violations.

8.	Annual Reports- At least once a year, the Trust’s Chief Compliance Officer and the investment adviser, any investment sub-adviser and principal underwriter shall each provide to the Board a written report which contains: (a) a summary of existing procedures concerning personal investing by access persons and advisory persons and any changes in the procedures during the past year; (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon their experience under their respective Codes of Ethics, industry practices, or developments in applicable laws and regulations; (c) a description of any issues arising under their respective Codes of Ethics or procedures since the last report, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (d) certification that the procedures which have been adopted are those reasonably necessary to prevent Access Persons (as defined under Rule 17j-1) from violating their respective Codes of Ethics.

9.	Recordkeeping- This Code, the codes of the investment adviser, any investment sub-adviser and principal underwriter, a copy of each report by an Access Person, any record of any violation of this Code of Ethics and any action taken as a result thereof, any written report hereunder by the Chief Compliance Officer of the investment adviser, investment sub-adviser or the principal underwriter, records of approvals relating to Initial Public Offerings and Limited Offerings, lists of all persons required to make reports and a list of all persons responsible for reviewing such reports shall be preserved with the Trust’s records for the period required by Rule 17j-1 of the 1940 Act.

VI.	Certification

Each Access Person will be required to certify annually that he or she has read and understood this Code of Ethics, and will abide by it. Each Access Person will further certify that

[3]

Disciplinary action includes but is not limited to any action that has a material financial effect upon the employee, such as fining, suspending, or demoting the employee, imposing a substantial fine or requiring the disgorgement of profits.

he or she has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics. A form of such certification is attached hereto as Exhibit C.

Code of Ethics

EXHIBIT A

HOLDINGS REPORT

For the Year/Period Ended (month/day/year)

☐ Check Here if this is an Initial Holdings Report

To:                                         , as the Chief Compliance Officer of Aberdeen Funds

From:

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Code of Ethics of the Trust.

Title of Security	Number of Shares	Principal Amount

The name and address of any broker, dealer or bank with whom I maintain an account in which my Securities are held for my direct or indirect benefit are as follows.

Name	Address

For Initial Holdings Reports: This report contains information current as of a date no more than 45 days prior to the date of becoming an Access Person.

For Annual Holdings Reports: This report contains information current as of a date no more than 45 days before the report is submitted.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed above.

Date:	Signature:

Code of Ethics

EXHIBIT B

QUARTERLY SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended

                                                             (month/day/year)

To:                                         , as the Chief Compliance Officer of Aberdeen Funds

From:

During the quarter referred to above, the following transactions were effected in Securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Trust:

Security	Date of Transaction	Number of Shares	Principal Amount	Interest Rate and Maturity Rate (if applicable)	Nature of Transaction (Purchase, Sale, or Other)	Price	Broker/Dealer or Bank Though Whom Effected

During the quarter referred to above, I established the following accounts in which Securities were held during the quarter for my direct or indirect benefit:

Name and address of the broker, dealer or bank with whom I established the account.	The date the account was established.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed above.

Date:	Signature:

Code of Ethics

EXHIBIT C

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics, the undersigned hereby certifies as follows:

1.	I have read the Trust’s Code of Ethics

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

3.	Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Date:	Print Name:

Signature: